EXHIBIT 10.16

ADDENDUM TO EMPLOYMENT AGREEMENT

This addendum (the “Addendum”) to the Employment Agreement effective August 8, 2006, as amended on February 4, 2007 between BioLife Solutions Inc., (the “Company”) and Michael P. Rice, its Chief Executive Officer (“Executive”), is effective as of the 31st day of December 2008.

The provisions of Section 3: Base Salary and Bonus, having been amended by the Board of Directors on February 11, 2008 whereby Executive’s annual base salary was increased from $200,000 to $300,000, and (b) the existing quarterly bonus plan for Executive was supplanted for 2008 with an annual review by the Board of Directors to take place in early 2009, are hereby changed and agreed to as follows:

While employed hereunder, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $300,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Board, which shall be consistent with industry standards. Executive will be eligible for an annual bonus payment based on the achievement of certain key objectives which will be determined by the Board and communicated to the Executive in writing by March 1st of each year this Agreement is effective, with any such bonus payment for the previous calendar year to be paid by March 30th of the following year.

The provisions of Section 7 c iii (C): Termination, By the Company Without Cause or Resignation by Executive For Good Reason, are hereby changed and agreed to as follows:

(C) subject to Executive’s continued compliance with the provisions of Section 8 of this Agreement, continued payment of the Base Salary for (1) one year after the date of such termination, with such payments to begin on the 15th day of the month following separation and to continue on the 15th day of each succeeding month for a total of 12 months or (2) in the event of a change of control, (a) continued payment of the Base Salary and annual bonus payments and (b) reimbursement to Executive for medical insurance premiums at a net amount not less than the amount of family COBRA coverage in effect as of the Effective Date of the change of control, until twenty (24) four months after the effective date of the change of control event, with the payment of base salary and equivalent COBRA medical insurance payments to begin on the 15th day of the month following the change of control and to continue on the 15th day of each succeeding month for a total of 24 months and the payment of any full year or prorated bonus to occur on the 15th day of the month following the effective date of a change of control.

IN WITNESS WHEREOF, the parties hereto have duly executed this Addendum as of the Effective Date.

”Company”

BioLife Solutions Inc.

By:	/s/ Raymond Cohen
Name: Raymond Cohen
Its: Director

”Executive”

By:	/s/ Michael P. Rice